EXHIBIT 99.1

ADHEREX ANNOUNCES COMPLETION OF PATIENT ENROLLMENT AND MAINTAINS TSX LISTING STATUS

Research Triangle Park, NC, January 7, 2013 - Adherex Technologies Inc. (TSX: AHX, OTCQB: ADHXF), a biopharmaceutical company focused on the development of eniluracil and 5-fluorouracil, is pleased to announce the following positive developments:

•	Completion of Patient Enrollment - The Company has completed patient enrollment in the Company's Phase 2 clinical trial for Metastatic Breast Cancer comparing the oral regimen of eniluracil + 5-fluorouracil (5-FU) and leucovorin (Treatment Arm 1) versus capecitabine (Xeloda®)(Treatment Arm 2). Patients who have disease progression in Arm 2 may crossover to take eniluracil plus 5-FU and leucovorin (Treatment Arm X). Enrollment in the study exceeded initial recruitment expectations. The Company expanded the initial enrollment target from 140 patients to 153 patients and enrolled 21 patients in Arm X. Final efficacy and safety data is expected to be available during the second or third quarter of 2013.

•	Adherex Maintains Listing Status - The Toronto Stock Exchange ("TSX") has lifted its review of the eligibility of the common shares of the Company for continued listing as the Company has demonstrated that it meets the continued listing requirements of the TSX.

•	Updated Corporate Presentation - The Company would like to invite all interested parties to view the Company’s updated corporate presentation at www.adherex.com under the Investors & Media section.

Rosty Raykov, Chief Executive Officer of Adherex, said “We are pleased to have completed the enrollment phase of the trial within a reasonable time frame and wish to thank our CRO, contractors and employees whose efforts helped make this possible. We are also very pleased that the clinical investigator and patient communities have expressed strong support for eniluracil. We look forward to completing the treatment phase of the trial and releasing final efficacy and safety results later this year."

About Eniluracil

Eniluracil is a mechanism-based inactivator of DPD, the enzyme that rapidly breaks down 5-FU. Accordingly, Eniluracil increases the 5-FU elimination half-life from about 15 minutes to 5 hours and enables 5-FU to be administered orally, making it 100% orally bioavailable. In addition, Eniluracil prevents the formation of α-fluoro-β-alanine (F-Bal), the 5-FU-breakdown product. F-Bal appears to cause hand-foot syndrome and neurotoxicity. It also decreases the antitumor activity of 5-FU in laboratory animals. Furthermore, because DPD is present in variable levels, the highly variable and nonlinear pharmacokinetics of 5-FU become predictable and linear when DPD is inactivated by Eniluracil in cancer patients.

The weekly regimen used in the current Phase 2 trial is based on a Phase 1 Eniluracil/5-FU/Leucovorin trial that produced durable tumor responses and no hand-foot syndrome in advanced colorectal cancer patients who were refractory to intravenous 5-FU/Leucovorin. In a similar Phase 2 study with capecitabine, no tumor responses occurred and 87% of the patients experienced hand-foot syndrome, a painful condition that may require dosing interruptions and dose reductions. The regimen was modified according to the methods described in the Adherex patent applications.

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2011. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144